Exhibit 99.1

CONTACT:	Robert Atkinson, Tween Brands
Phone 614-775-3739
Tween Brands Reports 16% Increase in Fourth Quarter 2007 E.P.S.
to $1.00 Including $0.11 Restructuring Charge
Fourth Quarter 2007 Comparable Store Sales Increase 8%
Record 2007 Net Sales Surpass the $1 Billion Mark
NEW ALBANY, Ohio; February 20, 2008 — Tween Brands, Inc. (NYSE: TWB), today reported earnings per diluted share of $1.00 for the thirteen weeks ended February 2, 2008 compared to the $0.86 reported for the fourteen weeks ended February 3, 2007. The $1.00 includes the recognition of a pretax restructuring charge of $4.4 million, or $0.11 per diluted share. Excluding the restructuring charge, earnings per diluted share increased 29% to $1.11. A reconciliation of earnings per diluted share on a GAAP basis to earnings per diluted share excluding the restructuring charge, a non-GAAP financial measure, is shown at the end of this release.
Net sales for the thirteen weeks of the fourth quarter of 2007 reached a record $315.8 million, a 16% increase on the $272.3 million in sales for the fourteen weeks of the fourth quarter 2006. Comparable store sales for the 2007 period increased 8% compared to the 2% increase for the 2006 quarter. By brand, Justice delivered a 29% increase in comparable store sales and Limited Too delivered a 3% increase. The company’s e-commerce sales increased 125%.
Commenting on the improved fourth quarter results, Tween Brands Chairman and CEO Mike Rayden said, “In addition to great sales growth, we controlled our inventory, managed markdowns, and delivered better than expected operating income.”
Total inventories at the end of 2007 were flat on a per square foot at cost basis compared to inventories at the end of 2006. In-store inventories were down 5% per square foot at cost.
Cost Savings Initiatives
During the fourth quarter 2007, Tween Brands conducted a review of certain areas of its corporate expense base, with the aim of identifying cost savings opportunities that would benefit the company in fiscal 2008 and beyond. As a result of that review, Tween Brands eliminated 22 positions, primarily in the company’s corporate services areas, and undertook a number of non-personnel related expense reduction measures. The company does not anticipate any additional staff reductions as a result of the cost study’s initiatives.
Tween Brands estimates the pretax savings resulting from the initiatives at $4.0 million in 2008 and $6.0 million in 2009.
Fiscal Year Results
Net sales for the fifty-two week fiscal year ended February 2, 2008 reached a record $1.0 billion, a 15% increase on the $883.7 million reported for the fifty-three week fiscal year ended February 3, 2007. The sales increase for 2007 is largely attributable to a 17% increase in the number of stores and Tween Brands’ comparable store sales increase of 4%.
Comparable store sales for 2007 increased 4% compared to the 6% increase for 2006. By brand, Justice delivered a 21% increase in comparable store sales and Limited Too’s comparable store sales were flat. The company’s e-commerce sales increased 92% during 2007.

Earnings per diluted share for 2007 were $1.81 compared to $1.95 per diluted share for fiscal 2006. The 2007 figure includes a $0.09 per diluted share restructuring charge explained above. Compared to 2006 with its extra week, the company also had a lower gross income rate, a higher store operating general and administrative rate of sales and interest expense compared to interest income in 2007. These factors were partially offset by 12% fewer weighted average shares outstanding as a result of the company’s aggressive share repurchase activity during the year.
Share Repurchase
During 2007, Tween Brands repurchased approximately 7.8 million common shares, or about 23% of the shares outstanding as of February 3, 2007. Of the 7.8 million, 5.2 million shares were repurchased as part of an accelerated share repurchase program (ASR) initiated in September 2007. The ASR was funded with a $175 million term loan, which produced a more effective capital structure and a lower weighted average cost of capital for the company.
First Quarter 2008 Outlook
Tween Brands said that it expects earnings per diluted share for the fiscal first quarter ending May 3, 2008 to be in the range of $0.35 to $0.40 per share. The company anticipates a $0.01 to $0.02 per share benefit in the quarter from the cost savings initiatives. The earnings guidance excludes any severance or recruitment charges related to the company's chief financial officer position.
“Against the backdrop of what appears to be an uncertain economy, we believe it is prudent to be cautious in our outlook for 2008. For now, we are limiting our earnings guidance to the near term,” said Mr. Rayden. “We believe that, given our new store growth, significant share repurchases in 2007 and the connection to our target customer, we will see earnings growth in 2008.”
Growth Plans for 2008
Tween Brands said that it is planning to open 90 to 100 Justice stores in 2008, compared to the 101 opened in 2007. In addition, the company plans to add a net 10 to 15 Limited Too stores in 2008, along with 35 remodels. Included among the new Limited Too store openings and remodels are 10 to 15 stores in a new store design format. Limited Too added a net 19 stores in 2007 and completed 33 remodels.
Total capital expenditures for 2008 are expected to be between $75.0 to $80.0 million compared to the $101.6 million invested in 2007. The 2008 budget, compared to the 2007 spending, reflects a slightly lower number of planned new store openings and remodels. Additionally, the 2007 figure included the construction of Tween Brands’ home office addition, which opened in November.
SEC Regulation G
Reconciliation of fourth quarter and full-year 2007 earnings per diluted share on a GAAP basis to earnings per diluted share on a non-GAAP basis:

	Thirteen Weeks	Fifty-two Weeks
	Ended	Ended
	February 2, 2008	February 2, 2008
Earnings per diluted share on a GAAP basis	$1.00	$1.81
ADD: expenses associated with restructuring	0.11	0.09

Earnings per diluted share on a non-GAAP basis*	$1.11	$1.90

*	Earnings per diluted share excluding the amounts shown above are a non-GAAP measure. The company believes this is an important measure since it represents the earnings per diluted share from ongoing operations.

Conference Call and Webcast
Tween Brands will host a conference call with security analysts beginning at 9:00 a.m. Eastern time today, February 20, 2008, to review the operating results for the fourth quarter and fiscal year ended February 2, 2008. Interested participants can call 877-407-8033 a few minutes before the 9:00 a.m. start in order to be placed in queue.
The conference call ID is 270656. The live call and replay are also being webcast. Individual investors can listen to the webcast at www.earnings.com, and institutional investors can access the webcast at www.streetevents.com. The webcast will also be available at Tween Brands’ corporate Web site, www.tweenbrands.com.
About Tween Brands, Inc.
Tween Brands, Inc. is a leading specialty retailer for tweens (ages 7 to 14). At Limited Too, the company sells sportswear, related accessories and key lifestyle items for active, fashion-aware tween girls. Limited Too currently operates 582 stores across the United States, and has 25 international franchised stores. Limited Too publishes a catazine coinciding with key tween shopping times throughout the year and conducts e-commerce on its Web site, www.limitedtoo.com.
Justice is the company’s newer specialty retail concept for tween girls, offering moderately-priced sportswear, accessories and lifestyle items in predominantly off-the-mall store sites. Justice also publishes a catazine for its tween customers and currently operates 261 stores across the United States, the locations of which can be found on their Web site, www.justicejustforgirls.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains various “forward-looking statements” specifically related to the company’s operating results for fiscal 2008 and beyond, within the meaning of the Private Securities Litigation Reform Act of 1995 and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “target,” “predict,” “believe,” “intend,” “plan,” “expect,” “hope,” “risk,” “could,” “pro forma,” “potential,” “prospects, “ “outlook,” or similar words. These statements discuss future expectations, contain projections regarding future developments, operations or financial conditions, or state other forward-looking information. These forward-looking statements involve various important risks, uncertainties and other factors that could cause our actual results for 2008 and beyond to differ materially from those expressed. The following factors, among others, could affect our future financial performance and cause actual future results to differ materially from those expressed or implied in any forward-looking statements included in this press release: changes in consumer spending patterns, consumer preferences and overall economic conditions; decline in the demand for our merchandise; the impact of competition and pricing; the effectiveness of our brand awareness and marketing programs; a significant change in the regulatory environment applicable to our business; risks associated with our sourcing and logistics functions; the impact of modifying and implementing new information technology systems; changes in existing or potential trade restrictions, duties, tariffs or quotas; currency and exchange risks; availability of suitable store locations at appropriate terms; ability to develop new merchandise; ability to hire and train associates; the potential impact of health concerns relating to severe infectious diseases, particularly on manufacturing operations of our vendors in Asia and elsewhere; acts of terrorism in the U.S. or worldwide; and other risks that may be described in other reports and filings we make with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. Therefore, there can be no assurance that the forward-looking statements included here will prove to be accurate. The inclusion of forward-looking statements should not be regarded a representation by us, or any other person, that our objectives will be achieved. The forward-looking statements made herein are based on information presently available to us, as the management of the company. We assume no obligation to publicly update or revise our forward-

looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.
Company home page: www.tweenbrands.com

Tween Brands, Inc.
Consolidated Statements of Operations
For the Thirteen Weeks Ended February 2, 2008 and the Fourteen Weeks Ended February 3, 2007
(unaudited, in thousands, except per share amounts)

	Thirteen Weeks Ended		Fourteen Weeks Ended
	February 2,	% of	February 3,	% of
	2008	Sales	2007	Sales
Net sales	$315,821	100.0%	$272,264	100.0%
Cost of goods sold, including buying and occupancy costs	193,432	61.2%	167,358	61.5%

Gross income	122,389	38.8%	104,906	38.5%
Store operating, general and administrative expenses	79,446	25.2%	63,379	23.2%

Operating income	42,943	13.6%	41,527	15.3%
Interest (expense)/income, net	(2,503)	(0.8%)	1,454	0.5%

Earnings before income taxes	40,440	12.8%	42,981	15.8%
Provision for income taxes	15,441	4.9%	14,766	5.4%

Net Income	$24,999	7.9%	$28,215	10.4%

Net income per share:

Basic	$1.01		$0.88

Diluted	$1.00		$0.86

Weighted average common shares:

Basic	24,657		32,045

Diluted	25,082		32,781

Tween Brands, Inc.
Consolidated Statements of Operations
For the Fifty-Two Weeks Ended February 2, 2008 and the Fifty-Three Weeks Ended February 3, 2007
(unaudited, in thousands, except per share amounts)

	Fifty-Two Weeks Ended		Fifty-Three Weeks Ended
	February 2,	% of	February 3,	% of
	2008	Sales	2007	Sales
Net sales	$1,013,661	100.0%	$883,683	100.0%
Cost of goods sold, including buying and occupancy costs	644,280	63.6%	549,715	62.2%

Gross income	369,381	36.4%	333,968	37.8%
Store operating, general and administrative expenses	285,059	28.1%	238,278	27.0%

Operating income	84,322	8.3%	95,690	10.8%
Interest (expense)/income, net	(1,665)	(0.1%)	5,138	0.6%

Earnings before income taxes	82,657	8.2%	100,828	11.4%
Provision for income taxes	30,083	3.0%	36,007	4.1%

Net Income	$52,574	5.2%	$64,821	7.3%

Net income per share:

Basic	$1.84		$1.99

Diluted	$1.81		$1.95

Weighted average common shares:

Basic	28,548		32,521

Diluted	29,099		33,198

Tween Brands, Inc.
Consolidated Balance Sheets
As of February 2, 2008 and February 3, 2007
(unaudited, in thousands, except share amounts)

	February 2,	February 3,
	2008	2007
ASSETS
Current Assets:
Cash and equivalents	$46,009	$48,394
Investments	70,215	99,164
Restricted assets	1,295	1,235
Accounts receivable, net	12,557	13,878
Inventories, net	107,483	91,742
Store supplies	16,949	14,806
Prepaid expenses and other current assets	19,087	15,236

Total current assets	273,595	284,455

Property and equipment, net	301,405	235,516
Long-term investments	—	17,054
Deferred income taxes	10,302	8,166
Assets held in trust and other	26,335	24,486

Total assets	$611,637	$569,677

LIABILITIES
Current Liabilities:
Accounts payable	$37,749	$37,150
Accrued expenses	56,810	38,849
Deferred revenue	16,077	13,584
Current portion long-term debt	8,750	—
Income taxes payable	11,909	20,879

Total current liabilities	131,295	110,462

Long-term debt	166,250	—
Deferred tenant allowances from landlords	66,377	53,687
Supplemental retirement and deferred compensation liability	21,289	20,362
Accrued straight-line rent and other	31,427	13,840

Commitments and contingencies

SHAREHOLDERS’ EQUITY
Preferred stock, $.01 par value, 50 million shares authorized
Common stock, $.01 par value, 100 million shares authorized, 37.0 million and 36.6 million shares issued, 24.7 million and 32.1 million shares outstanding at February 2, 2008 and February 3, 2007, respectively	370	366
Treasury stock, at cost, 12.3 million and 4.5 million shares at February 2, 2008 and February 3, 2007, respectively	(356,545)	(120,554)
Paid in capital	185,893	173,394
Retained earnings	368,108	318,120
Accumulated other comprehensive income	(2,827)	—

Total shareholders’ equity	194,999	371,326

Total liabilities and shareholders’ equity	$611,637	$569,677

Tween Brands, Inc.
Other Financial and Store Operating Information
(unaudited, dollars in thousands)

	Thirteen/Fourteen Weeks Ended			Fifty-Two/Fifty-Three Weeks Ended
	February 2,	February 3,	%	February 2,	February 3,	%
	2008	2007	Change	2008	2007	Change
Gross income	$122,389	$104,906	17%	$369,381	$333,968	11%
Gross income as percentage of net sales	38.8%	38.5%		36.4%	37.8%
Depreciation	$10,339	8,106	28%	$37,615	31,229	20%
Amortization of tenant allowances	$(2,656)	$(2,394)		$(9,670)	$(8,548)
Capital expenditures	$15,331	$15,916		$101,647	$66,012

Number of stores:
Beginning of period	834	711		722	666
Opened	21	22		140	79
Closed	(13)	(11)		(20)	(23)

End of period	842	722		842	722

Number of Limited Too stores	582	563		582	563
Number of Justice stores	260	159		260	159

Total gross square feet at period end (thousands)	3,510	3,006		3,510	3,006

Comparable store sales % change	8%	2%		4%	6%
Limited Too stores	3%	0%		0%	4%
Justice stores	29%	21%		21%	28%